EXHIBIT 99.1

Ceragenix Contact Lens Disinfectant Solution Demonstrates Potent Activity Against Bacteria and Fungi

New In Vitro Data Presented at International Ophthalmic Conference

DENVER, CO — March 5, 2007 — Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology,  today announced that Dr. Paul B. Savage, a Reed M. Izatt Professor of Chemistry and Biochemistry at Brigham Young University (BYU), presented data on the use of Ceragenins™ for ophthalmic applications at the 1st Asia-ARVO meeting organized by the Singapore Eye Research Institute on March 2, 2007 in Singapore.

The in vitro data presented at the conference demonstrated that:

1)              A developmental Ceragenin-based contact lens disinfectant solution was able to virtually eradicate within 1.5 hours, all five strains of bacteria and fungi, according to the test specified under the FDA’s guidance document for approval of contact lens disinfectant solutions — also known as the “stand-alone” test.

2)              When the Ceragenin based contact lens disinfectant solution was compared to the two leading brands on the market in its ability to kill a strain of the fungal pathogen fusarium solani, the Ceragenin solution showed a 4.19 log reduction (the limit of detection) at 1.5 hours of soaking versus 0.48 and 0.26 log reductions for the two leading brands.  At six hours, the two comparators achieved log reductions of 3.07 and 0.83 log reductions, while the Ceragenin solution had completely killed the fungus by 1.5 hours.  A 1.0 log reduction is equal to a 90% kill, leaving 10% of the fungi still viable.  A 4.0 log reduction is equal to a 99.99% kill (the limit of detection in this test was 4.19 log which the Ceragenin solution achieved).  The fungal pathogen fusarium solani was the organism responsible for last years’ worldwide outbreak of eye infections that resulted in a voluntary recall of a leading brand of contact lens disinfectant solution.

3)              When tested against a strain of fungal biofilm (candida), the Ceragenin solution was able to virtually eradicate the biofilm within six hours (a 6.0 log reduction), while two of the three leading commercial brands tested in the same test achieved log reductions of under 1.0 log and the third achieved a log reduction of under 2.0 logs. Biofilms are slime like aggregations of bacteria or fungi and are known to be far more difficult to eradicate than free living bacteria or fungi.

In his presentation, Dr. Savage identified three areas of potential use of Ceragenins in ophthalmology:

1)              use in contact lens disinfectant solution to provide optimal protection against bacterial and fungal pathogens;

2)              use to treat contact lens storage cases to help prevent the growth of biofilms on storage containers (as a potential reservoir for infection); and

3)              use to treat disposable contact lenses and intraocular lenses to provide an anti-infective surface on the lens material to help reduce the risk of infection.

Steven S. Porter, CEO of Ceragenix, stated, “We are encouraged by the results of the recent testing carried out by independent laboratories which have shown this excellent activity against ocular pathogens.  The worldwide market for contact lens disinfectant solutions is in excess of $1 billion annually and if further studies show similar effectiveness, we believe a Ceragenin-based contact lens disinfectant solution may help reduce the risk of infection among contact lens wearers.  Encouraged by these results, we plan to seek a partner to assist in further testing and commercialize this opportunity in ophthalmology.”

Any opthamolic application of Ceragenin based solution or products will require approval from the United States Food and Drug Administration (FDA).  Ceragenix has not yet filed an application with the FDA seeking clearance to market any ophthalmolic products.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or  Ron Both

Liolios Group, Inc.

Investor Relations

(949) 574-3860

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